Filed pursuant to Rule 424(b)(3)
File Number 333-123693

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 9, 2005, AS SUPPLEMENTED JUNE 20, 2005)

$80,000,000

DOV Pharmaceutical, Inc.

2.50% Convertible Subordinated Debentures due 2025
and the Common Stock Issuable upon Conversion of the Debentures

______________________

This document supplements the prospectus dated May 9, 2005, relating to the resale by the holders of the issuer’s 2.50% convertible subordinated debentures due 2025 (the “Debentures”) and the shares of common stock issuable upon conversion of the Debentures. It is incorporated by reference into, and should be read in conjunction with, the prospectus dated May 9, 2005, and the prospectus supplement dated June 20, 2005.

The following sets forth information as of the date hereof on the principal amount of the Debentures and shares of common stock beneficially owned by each selling securityholder that may be offered under the May 9, 2005, prospectus, as supplemented from time to time. All information concerning beneficial ownership has been provided to us by or on behalf of the selling securityholders and is as of July 22, 2005, unless otherwise noted.

________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the May 9, 2005, prospectus and June 20, 2005, prospectus supplement to which it relates. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is July 22, 2005.
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ADDITIONAL SELLING SECURITYHOLDERS

The table below lists additional selling securityholders for the table on pages 55-57 of the May 9, 2005, prospectus.

Name	Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Issuable upon Conversion of Debentures that May Be Sold(1)(2)
UBS AG London F/B/O HFS	$11,000,000	13.75%	483,516
HFR RVA Combined Master Trust Whitebox Advisors LLC	$150,000	0.19%	6,593

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(1)
Assumes conversion of all the holder’s Debentures at the initial conversion rate of 43.9560 shares per $1,000 principal amount of the Debentures (representing an initial conversion price of approximately $22.75 per share of common stock). However, this conversion price will be subject to adjustment as described in the section entitled “Description of the Debentures” of the May 9, 2005, prospectus. As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)
Except as noted below, in the case of each selling securityholder, the percentage of our shares of common stock that will be beneficially owned by such selling securityholder after conversion of such holder’s Debentures will be less than 1% of our outstanding common stock. This calculation is based on 21,462,628 shares of our common stock outstanding as of December 31, 2004. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s Debentures, but we did not assume the conversion of any other holder’s Debentures, and we included any shares reported by the selling securityholder as being beneficially owned by such holder in addition to the registrable shares. The following selling securityholders all listed in the May 9, 2005, prospectus or in this or the preceding prospectus supplement, would beneficially own the percentage of shares noted below following conversion of the Debentures: Linden Capital LP, 1.04%; Sunrise Partners Limited Partnership, 2.01%; Citigroup Global Markets Inc., 1.62%; Highbridge International LLC, 1.41%; and UBS AG London F/B/O HFS, 2.20%.

Note:
Although the total principal amount of selling securityholders listed in the prospectus and the preceding and this prospectus supplement is more than $80,000,000, the maximum principal amount of Debentures that may be sold under the prospectus, as supplemented from time to time, will not exceed $80,000,000. The excess may be attributed to sales of Debentures previously listed and subsequently listed by the new holders.

S-2

Filed pursuant to Rule 424(b)(3)
File Number 333-123693

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 9, 2005)

$80,000,000

DOV Pharmaceutical, Inc.

2.50% Convertible Subordinated Debentures due 2025
and the Common Stock Issuable upon Conversion of the Debentures

______________________

This document supplements the prospectus dated May 9, 2005 relating to the resale by the holders of the issuer’s 2.50% convertible subordinated debentures due 2025 (the “Debentures”) and the shares of common stock issuable upon conversion of the Debentures. It is incorporated by reference into, and should be read in conjunction with, the prospectus dated May 9, 2005.

The following sets forth information as of the date hereof on the principal amount of the Debentures and shares of common stock beneficially owned by each selling securityholder that may be offered under the May 9, 2005, prospectus, as supplemented from time to time. All information concerning beneficial ownership has been provided to us by or on behalf of the selling securityholders and is as of June 20, 2005, unless otherwise noted.

________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the May 9, 2005, prospectus to which it relates. Any representation to the contrary is a criminal offense.
________________________________

The date of this prospectus supplement is June 20, 2005.
________________________________

ADDITIONAL SELLING SECURITYHOLDERS

The table below lists additional selling securityholders for the table on pages 55-57 of the May 9, 2005, prospectus.

Name	Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Issuable upon Conversion of Debentures that May Be Sold(1)(2)
Vicis Capital Master Fund	$2,000,000	2.50%	87,912
LibertyView Funds LP (3)	$1,700,000	2.13%	74,725
LibertyView Convertible Arbitrage Fund L.P. (4)	$600,000	0.75%	26,373
Trust D For A Portion Of The Assets Of The Kodak Retirement Income Fund Plan (5)	$300,000	0.38%	13,186
Guggenheim Portfolio Company XXXI, LLC	$1,000,000	1.25%	43,956
Whitebox Convertible Arbitrage Partners LP	$4,000,000	5.00%	175,824
Drawbridge Global Macro Master Fund LTD (6)	$669,000	0.84%	29,406
Drawbridge Convertible I LTD (7)	$251,000	0.31%	11,032
Drawbridge Convertible II LTD (8)	$80,000	0.10%	3,516

SELLING SECURITYHOLDERS

The table below sets forth updated information regarding the selling securityholders listed on the table on pages 55-57 of the May 9, 2005, prospectus.

Name	Principal Amount of Debentures Beneficially Owned That May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Issuable upon Conversion of Debentures that May Be Sold(1)(2)
Any other holder of Debentures or future transferee, pledgee, donee or successor of any holder (9)	$10,900,000	13.63%	479,131

S-2

____________________

(1)
Assumes conversion of all the holder’s Debentures at the initial conversion rate of 43.9560 shares per $1,000 principal amount of the Debentures (representing an initial conversion price of approximately $22.75 per share of common stock). However, this conversion price will be subject to adjustment as described in the section entitled “Description of the Debentures” of the May 9, 2005, prospectus. As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)
Except as noted below, in the case of each selling securityholder, the percentage of our shares of common stock that will be beneficially owned by such selling securityholder after conversion of such holder’s Debentures will be less than 1% of our outstanding common stock. This calculation is based on 21,462,628 shares of our common stock outstanding as of December 31, 2004. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s Debentures, but we did not assume the conversion of any other holder’s Debentures, and we included any shares reported by the selling securityholder as being beneficially owned by such holder in addition to the registrable shares. The following selling securityholders all listed in the May 9, 2005, prospectus, would beneficially own the percentage of shares noted below following conversion of the Debentures: Linden Capital LP, 1.04%; Sunrise Partners Limited Partnership, 2.01%; Citigroup Global Markets Inc., 1.62%; and Highbridge International LLC, 1.41%.

(3)	The following natural person has voting and investment power over the registrable securities: Spencer Kornreich.

(4)	The following natural person has voting and investment power over the registrable securities: Spencer Kornreich.

(5)	The following natural person has voting and investment power over the registrable securities: Spencer Kornreich.

(6)	The following natural person has voting and investment power over the registrable securities: Steven Qian.

(7)	The following natural person has voting and investment power over the registrable securities: Steven Qian.

(8)	The following natural person has voting and investment power over the registrable securities: Steven Qian.

(9)
We are unable to provide the names of certain holders of the Debentures and our common stock issuable upon conversion of the Debentures as of the date hereof because they have not provided us with information and their Debentures are evidenced by a global note that has been deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee. Information about such other selling securityholders will be set forth in prospectus supplements from time to time, if required. In order to foot correctly, 11 shares representing aggregrate fractional shares eliminated from listed selling securityholders have been included in the third column. The amounts set forth opposite this caption have been reduced from the amounts set forth in the prospectus in an amount equal to the aggregate amounts set forth opposite the names of the selling securityholders in the table "Additional Selling Securityholders" above.

S-3

Filed pursuant to Rule 424(b)(3)
File Number 333-123693

PROSPECTUS

$80,000,000

2.50% Convertible Subordinated Debentures due 2025 and
the Common Stock Issuable upon Conversion of the Debentures
____________________

We issued the Debentures in a private placement in December 2004 and January 2005. This prospectus covers resales from time to time by selling securityholders who may resell their Debentures and the common stock issuable upon conversion of their Debentures. We will not receive any proceeds from this offering.

We will pay interest on the Debentures on January 15 and July 15 of each year, beginning on July 15, 2005. The Debentures will mature on January 15, 2025.

You may convert the Debentures into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate is 43.9560 shares of our common stock per $1,000 principal amount of Debentures (subject to adjustment in certain events). This is equivalent to a conversion price of $22.75 per share of common stock. In addition, if certain corporate transactions that constitute a change of control occur on or prior to January 15, 2012, we will increase the conversion rate in certain circumstances, unless such transaction constitutes a public acquirer change of control and we elect to modify the conversion into public acquirer common stock, as described in this prospectus.

The Debentures are unsecured and subordinated in right of payment to all of our senior indebtedness. As of December 31, 2004, we had approximately $4.0 million of outstanding indebtedness senior to the Debentures. This indebtedness was converted into common stock in January 2005.

Beginning on January 15, 2008 and before January 15, 2012, we may redeem for cash some or all of the Debentures if the price of our common stock reaches a specific threshold, at 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest, including liquidated damages, if any, to but excluding the redemption date. On or after January 20, 2012, we may redeem for cash some or all of the Debentures at any time at 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest, including liquidated damages, if any, to but excluding the redemption date.

You may require us to repurchase some or all of the Debentures on January 15, 2012, January 15, 2015 and January 15, 2020, or upon the occurrence of a fundamental change, at 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest, including liquidated damages, if any, to but excluding the repurchase date.

The Debentures initially were sold to qualified institutional buyers and are currently traded in the PORTAL market. However, Debentures sold by means of this prospectus are not eligible for trading in the PORTAL market. The Debentures are not listed on any securities exchange or included in any automated quotation system. Our common stock is quoted on the Nasdaq National Market under the symbol “DOVP.” The last reported sale price of our common stock on May 5, 2005, was $ 15.70 per share.

____________________

Investing in the securities offered by this prospectus involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is May 9, 2005

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus may only be accurate on the date of this prospectus.

____________________

____________________

NOTICE TO INVESTORS

In this prospectus and certain documents incorporated by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

____________________

FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: “may,”“will,”“should,”“expect,”“intend,”“plan,”“anticipate,”“believe,”“estimate,”“predict,”“potential,”“continue” or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

i

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet obligations and achieve milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should read this prospectus completely, including “Risk Factors,” for a detailed discussion of some of the factors that may cause our actual results to differ materially from our forward-looking statements. We qualify all our forward-looking statements by these cautionary statements. There may also be other material factors that may materially affect our forward-looking statements and our future results. As a result of the foregoing, readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Some of the information that you may want to consider in deciding whether to invest in the Debentures is not included in this prospectus, but rather is incorporated by reference to documents that we have filed with the SEC. Incorporating by reference permits us to disclose important information to you by referring to those filings rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information and is considered to be part of this prospectus. In addition, later information filed with the SEC and incorporated by reference will update and supersede the information contained in this prospectus and incorporated filings. We specifically incorporate by reference the following documents filed by us with the SEC since December 31, 2004 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

Our SEC Filings	Date of Filing
Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Annual Report on Form 10-K/A filed March 18, 2005	March 15, 2005 and March 18, 2005
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which will become part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission

On or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold by the selling stockholders or this registration statement has been withdrawn

In no event, however, will any of the information furnished under Item 2.02 or Item 7.01 in our Current Reports on Form 8-K filed on or after the date of this prospectus, be incorporated by reference herein.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document prior to the completion of this offering which is also incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such statements are qualified in all respects by reference to all of the provisions of such contract or other document.

You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available on the Internet at the SEC’s website at www.sec.gov.

Our common stock is traded on The Nasdaq National Market under the symbol “DOVP.” You may also read reports, proxy statements and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

Our Internet address is www.dovpharm.com. We make available, free of charge, on www.dovpharm.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC.

The information on the websites listed above is not, and should not be, considered part of this prospectus and is not incorporated by reference in this document. These websites are, and are only intended to be, an inactive textual reference.

You also may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

DOV Pharmaceutical, Inc.
Continental Plaza
433 Hackensack Avenue
Hackensack, New Jersey 07601
Attention: General Counsel
(201) 968-0980

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

____________________

Unless otherwise indicated, in this prospectus, “DOV,” the “Company,”“we,”“us” and “our” refer to DOV Pharmaceutical, Inc. and its subsidiaries, unless we specifically indicate otherwise or the context otherwise requires.

DOV, DOV Pharmaceutical, Inc. and the DOV Pharmaceutical logo are trademarks of DOV Pharmaceutical, Inc. All other trademarks used or referred to in this prospectus are the property of their respective owners.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the Debentures as well as the tax and other considerations that are important to you in making a decision whether to invest in the Debentures and the common stock issuable upon their conversion.

DOV Pharmaceutical, Inc.

We are a biopharmaceutical company focused on the discovery, in-licensing, development and commercialization of novel drug candidates for central nervous system, or CNS, and other disorders, including cardiovascular, that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs. In addition, our sublicensee, Neurocrine Biosciences, Inc., or Neurocrine, in the fourth quarter of 2004 filed two new drug applications, or NDAs, for indiplon, our product candidate for the treatment of insomnia. However, Neurocrine has reported that these applications were not accepted by the Food and Drug Administration, or FDA, due to technical difficulties in navigating the electronic filing and that it intends to refile the applications in the first half of 2005. Bicifadine, our product candidate for pain, is the subject of an extensive Phase III clinical development program and a Phase III trial has recently been initiated for ocinaplon, our product candidate for the treatment of anxiety disorders.

Bicifadine has demonstrated efficacy in both a Phase II and Phase III clinical trial involving post-surgical dental pain and is currently in three Phase III studies. In two Phase II clinical trials, ocinaplon has produced significant clinical improvement in patients with general anxiety disorder, or GAD. An investigational new drug application, or IND, for DOV 102,677 has been obtained and we initiated a Phase I clinical trial in February of 2005. Based upon preclinical studies, we believe DOV 102,677 may have utility in the treatment of depression and other neuropsychiatric disorders, including attention deficit disorder and obesity.

A subsidiary of Merck & Co. Inc., or Merck, has licensed exclusive worldwide rights for all therapeutic indications of DOV 21,947, another of our product candidates for the treatment of depression. Prior to entering into this development and commercialization agreement, we had completed four Phase I clinical trials with DOV 21,947. Merck has also licensed exclusive worldwide rights to DOV 216,303 for the treatment of depression, anxiety and addiction. We retain rights to DOV 216,303 for all other indications. We have completed two Phase I clinical trials and a Phase II clinical trial with this compound in depressed patients and will continue the clinical development of DOV 216,303 in indications outside of depression, anxiety and addiction.

In July 2004, we reached agreement with the FDA on the scope and design of the clinical trials required for submission of an NDA for DOV diltiazem, our product candidate for angina and hypertension. We are currently evaluating strategic alternatives for its development and commercialization.

We also have several compounds in preclinical development. For 2005, we expect to initiate a Phase I clinical trial for DOV 51,892, our preclinical candidate for the treatment of anxiety disorders.

Our core scientific expertise is in cellular and molecular pharmacology underlying neurotransmission. Our senior management team has substantial experience in CNS drug discovery and development. During their careers, they have participated in the discovery and development of new drugs that have been successfully brought to market.

To enhance our drug development and commercialization efforts we have licensed rights to certain of our products. We have sublicensed indiplon to Neurocrine, which entered into a development and commercialization agreement with Pfizer, Inc., or Pfizer, in December 2002. The development and commercialization agreement with Merck for DOV 21,947 and DOV 216,303 was entered into in August 2004.

Our principal executive offices are located at Continental Plaza, 433 Hackensack Avenue, Hackensack, New Jersey 07601, and our telephone number is (201) 968-0980. Our website is located at www.dovpharm.com. The information contained in our website is not a part of this prospectus.

The Offering

Issuer	DOV Pharmaceutical, Inc. Continental Plaza 433 Hackensack Avenue Hackensack, New Jersey 07601 (201) 968-0980
Securities	$80,000,000 principal amount of 2.50% Convertible Subordinated Debentures due 2025.
Maturity Date	January 15, 2025.
Interest	2.50% per annum on the principal amount, payable semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 2005.
Subordination
The Debentures are subordinated to all of our existing and future senior indebtedness and are effectively subordinated to all debt and other liabilities of our subsidiaries. As of December 31, 2004 we had approximately $4.0 million of outstanding indebtedness senior to the Debentures. This indebtedness was converted into common stock in January 2005. Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Conversion Rights
Holders may convert their Debentures at any time at the conversion rate prior to the close of business on the business day prior to the maturity date or, if the Debentures are called for redemption, on the business day prior to the redemption date.

The initial conversion rate is 43.9560 shares of our common stock, par value $0.0001 per share, for each $1,000 principal amount of Debentures. This represents an initial conversion price of approximately $22.75 per share of our common stock. In addition, if certain corporate transactions that constitute a change of control occur on or prior to January 15, 2012, we will increase the conversion rate in certain circumstances, unless such transactions constitute a public acquirer change of control and we elect to satisfy our conversion obligation with public acquirer common stock. See “Description of the Debentures—Conversion Rights—Make Whole Amount and Public Acquirer Change of Control.”

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend, but will not be adjusted for accrued and unpaid interest. By delivering to the holder the number of shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligations with respect to the Debentures subject to the conversion. Accordingly, upon conversion of a Debenture, accrued and unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

Provisional Redemption
We may redeem for cash the Debentures in whole or in part at any time beginning on January 15, 2008 and prior to January 15, 2012, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest, including liquidated damages, if any, to but excluding the redemption date, if the last reported sale price of our common stock has exceeded 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption. See “Description of the Debentures—Provisional Redemption.”

Optional Redemption
On or after January 20, 2012, we may redeem for cash some or all of the Debentures at any time at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest, including liquidated damages, if any, to but excluding the redemption date. See “Description of the Debentures—Optional Redemption.”

Repurchase of Debentures by Us at the Option of the Holder
Each holder of the Debentures has the right to require us to repurchase some or all of its Debentures on January 15, 2012, January 15, 2015 and January 15, 2020, each of which we refer to as a repurchase date.

In each case, we will pay a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest, including liquidated damages, if any. See “Description of the Debentures—Repurchase of Debentures by Us at the Option of the Holder.”

Fundamental Change
Upon a fundamental change, each holder of the Debentures may require us to repurchase some or all of its Debentures at a repurchase price equal to 100% of the principal amount of the Debentures, plus any accrued and unpaid interest, including liquidated damages, if any. See “Description of the Debentures—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder.”

Make Whole Amount and Public Acquirer Change of Control
If certain transactions that constitute a change of control occur on or prior to January 15, 2012, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of Debentures in connection with such transactions, as described under “Description of the Debentures—Conversion Rights—Make Whole Amount and Public Acquirer Change of Control.” The amount of additional shares will be determined based on the conversion date and the last reported sale price of our common stock on the conversion date (or, if the Debentures are converted after the effective date of the transaction, the last reported sale price of our common stock on the trading day immediately preceding the effective date). However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust our conversion obligation such that upon conversion of the Debentures, we will deliver acquirer common stock as described under “Description of the Debentures—Conversion Rights —Make Whole Amount and Public Acquirer Change of Control.”

Sinking Fund	None.
Certain United States Federal Income Tax Considerations
For a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures and common stock into which the Debentures are convertible, see “Certain United States Federal Income Tax Considerations.”

Use of Proceeds
The selling securityholders will receive all of the net proceeds from the sales of Debentures and shares of our common stock offered by this prospectus. We will not receive any proceeds from the resale of these securities.

Registration Rights
We have agreed to use our reasonable best efforts to file within 100 days after the first date of original issuance of the Debentures and to cause to become effective within 240 days of such first issue date, a shelf registration statement with the SEC for the resale of the Debentures and the common stock issuable upon conversion of the Debentures. This prospectus is a part of that registration statement. We have also agreed to use our reasonable best efforts to keep the registration statement effective, subject to specified deferral periods, for a period from the date such registration statement is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; or (3) the date on which there are no outstanding registrable securities.

Pursuant to the registration rights agreement, we have agreed under certain circumstances to indemnify and hold harmless the selling securityholders against certain liabilities. The selling securityholders are obligated under the registration rights agreement, under certain circumstances, to indemnify and hold harmless certain persons set forth therein against certain liabilities.

Liquidated Damages
If we do not comply with our registration obligations, we will be required to pay liquidated damages to the holders of the Debentures. We will not pay liquidated damages on our common stock issuable upon conversion of the Debentures. Instead, if there exists a registration default at the time a holder converts Debentures, we will increase the conversion rate by a number of additional shares of common stock. See “Description of the Debentures—Conversion Rights—General.”

If,
•     on the 100th day following the earliest date of original issuance of any of the Debentures, the shelf registration statement has not been filed with the SEC; or

•     on the 240th day following the earliest date of original issuance of any of the Debentures, the shelf registration statement is not declared effective; or

•      prior to or on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in “Description of the Debentures—Registration Rights of Holders of Debentures” (in each case except as the result of filing of a post-effective amendment solely to add additional selling securityholders), such suspension has not been terminated, liquidated damages will accrue on the Debentures, from and including the day following the registration default to but excluding the earlier of (i) the day after the end of the registration period and (ii) the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

•      0.25% per annum of the principal amount for the first 90 days following such registration default; and

•     0.50% per annum of the principal amount after the first 90 days following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%.

Trading
The Debentures are currently eligible for trading in the PORTAL market. However, Debentures resold using this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to list the Debentures on any national securities exchange or for quotation through Nasdaq. Thus, we provide no assurance as to the liquidity of, or trading markets for, the Debentures. Our common stock is quoted on the Nasdaq National Market under the symbol “DOVP.”

Ratio of Earnings to Fixed Charges

The computation of the ratio of earnings to fixed charges includes DOV Pharmaceutical, Inc. and our consolidated subsidiaries. The ratio of earnings to fixed charges is calculated by dividing:

• earnings before income taxes adjusted for fixed charges, by

• fixed charges, which include interest expense under our indebtedness and interest expense under operating leases that we deem a reasonable approximation of the interest factor.

The following table shows our ratios of earnings to fixed charges for each of the five most recent fiscal years.

	Fiscal Year Ended December 31,
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	Deficiency	Deficiency	Deficiency	Deficiency	Deficiency

 Due to our losses in 2000, 2001, 2002, 2003 and 2004, the ratio coverage was less than 1:1. Earnings were indequate to cover fixed charges by approximately $4.7 million, $4.1 million, $15.8 million, $ 26.7 million and $32.9 million, for the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004 respectively.

Risk Factors

You should carefully consider the information under “Risk Factors,” so that you understand the risks associated with an investment in the Debentures.

This prospectus may be used by the selling securityholders to sell up to 3,516,483 shares of our common stock issuable upon conversion of the Debentures at the initial conversion rate of 43.9560 shares per each $1,000 principal amount of Debentures. Our common stock is quoted on the Nasdaq National Market under the symbol “DOVP.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Debentures and our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated herein by reference.

Risks Related to our Business

Our stock price is likely to be volatile and the market price of our common stock may decline.

Market prices for securities of biopharmaceutical companies have been particularly volatile. In particular, our stock price experienced a substantial decline following our initial public offering and has fluctuated between a high of $ 20.17 and a low of $ 11.60 since January 1, 2004. Some of the factors that may cause the market price of our common stock to fluctuate include:

• results of clinical trials conducted by us or on our behalf, or by our competitors;
• business or legal developments concerning our collaborators or licensees, including Merck, Pfizer and Neurocrine;
• regulatory developments or enforcement in the United States and foreign countries;
• developments or disputes concerning patents or other proprietary rights;
• changes in estimates or recommendations by securities analysts;
• public concern over our drugs;
• litigation;
• future sales of our common stock;
• general market conditions;
• changes in the structure of health care payment systems;
• failure of any of our product candidates, if approved, to achieve commercial success;
• economic and other external factors or other disasters or crises; and
• period-to-period fluctuations in our financial results.

If any of the foregoing risks occur, our stock price could fall and in some cases expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management. In this regard, following a decline in the aftermarket trading price of our common stock in connection with our initial public offering, beginning on April 30, 2002, a number of class action lawsuits were filed naming us as defendants, in addition to certain of our officers and directors and certain of our underwriters. On December 20, 2002, we entered into a settlement agreement, which was approved by the court on April 16, 2003, to settle these lawsuits. Pursuant to the settlement agreement, we have paid the class members (inclusive of their attorneys' fees and costs) $250,000 in cash and issued them six-year warrants to purchase 500,000 shares of our common stock with an exercise price of $10.00 per share. Upon issuance, we determined the value of the warrants to be $2.2 million.

If our outstanding convertible debt is converted into shares of our common stock, existing common stockholders will experience immediate equity dilution and, as a result, our stock price may go down.

The 2.50% convertible subordinated debentures that we issued in December 2004 and January 2005 are convertible, at the option of the holders, into shares of our common stock at the initial conversion rate of 43.9560 shares of common stock per $1,000 principal amount of debentures, or $22.75 per share, subject to adjustment in certain circumstances. If all the debentures were converted at their initial conversion rate, we would be required to issue approximately 3,516,483 shares of our common stock. We have reserved shares of our authorized common stock for issuance upon conversion of the debentures. If any of the debentures are converted into shares of our common stock, our existing stockholders will experience immediate equity dilution and our common stock price may be subject to significant downward pressure.

We have incurred losses since our inception and expect to incur significant losses for the foreseeable future, and we may never reach profitability.

Since our inception in April 1995 through December 31, 2004, we have incurred significant operating losses and, as of December 31, 2004, we had an accumulated deficit of $100.3 million. We have not yet completed the development, including obtaining regulatory approvals, of any product candidate and, consequently, have not generated any revenues from the sale of products. Even if we succeed in developing and commercializing one or more of our product candidates, we may never achieve significant sales revenue and we expect to incur operating losses for the foreseeable future. We also expect to continue to incur significant operating expenses and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	conduct clinical trials;
•	conduct research and development on existing and new product candidates;
•	make milestone and royalty payments;
•	seek regulatory approvals for our product candidates;
•	commercialize our product candidates, if approved;
•	hire additional clinical, scientific and management personnel;
•	add operational, financial and management information systems and personnel; and
•	identify additional compounds or product candidates and acquire rights from third parties to those compounds or product candidates through a grant of a license to us, referred to as in-licensing.

We must generate significant revenue to achieve and maintain profitability. We may not be able to generate sufficient revenue, and we may never be able to achieve or maintain profitability.

We are dependent on the successful outcome of clinical trials for our six lead product candidates.

None of our product candidates is currently approved for sale by the FDA or by any other regulatory agency in the world, and our product candidates may never be approved for sale or become commercially viable. Before obtaining regulatory approval for the sale of our product candidates, they must be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy for humans. Our success will depend on the success of our currently ongoing clinical trials and subsequent clinical trials that have not yet begun.

There are a number of difficulties and risks associated with clinical trials. The possibility exists that:

•	we may discover that a product candidate may cause harmful side effects;
•	we may discover that a product candidate, even if safe when taken alone, may interfere with the actions of other drugs taken at the same time such that its marketability is materially reduced;
•	we may discover that a product candidate does not exhibit the expected therapeutic results in humans;
•	a product candidate may lend itself to user abuse, in which case labeling may adversely affect its marketability;

•	results may not be statistically significant or predictive of results that will be obtained from large-scale, advanced clinical trials;
•	we or the FDA may suspend or delay initiation of further clinical trials of our product candidates for any of a number of reasons, including safety;
•	we may be delayed in the FDA protocol review process;
•	patient recruitment may be slower than expected; and
•	patients may drop out of our clinical trials.

In October 2003, the FDA placed the start of our Phase III clinical trial of ocinaplon, our lead anti-anxiety product candidate, on hold and requested that we produce additional safety information. We supplied this information to the FDA and with FDA approval initiated a Phase III clinical trial in the fourth quarter of 2004. Given the uncertainty surrounding the regulatory and clinical trial process, we may not be able to successfully advance the development of effective or safe, commercially viable products including ocinaplon, or results from the pivotal clinical trial for ocinaplon may lead the FDA to reinstate its clinical hold or to impose requirements or conditions on clinical testing on the future clinical trial program.

If we are unable to successfully develop and commercialize any one or more of our product candidates, this could severely harm our business, impair our ability to generate revenues and adversely impact our stock price.

We may not receive regulatory approvals for our product candidates or approvals may be delayed.

Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and commercialization of our product candidates and in our ongoing research and development activities. Our partner Neurocrine filed an NDA for indiplon for the treatment of insomnia in April 2005. All our other product candidates are in various stages of research and development and we have not yet requested or received regulatory approval to commercialize any product candidate from the FDA or any other regulatory body.

In particular, human therapeutic products are subject to rigorous preclinical testing, clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. The approval process may take many years to complete. Additionally, even after receipt of FDA approval, the FDA may request additional clinical trials to evaluate any adverse reactions or long-term effects. The scope and expense of such post-approval trials could be extensive and costly to us. Any FDA or other regulatory approval of our product candidates, once obtained, may be withdrawn. If our product candidates are marketed abroad, they will also be subject to extensive regulation by foreign governments.

Any failure to receive regulatory approvals necessary to commercialize our product candidates would have a material adverse effect on our business. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require spending substantial time and financial resources. If we, or our collaborators or licensees, fail to obtain or maintain or encounter delays in obtaining or maintaining regulatory approvals, it could adversely affect the marketing of any product candidates we develop, our ability to receive product or royalty revenues and our liquidity and capital resources.

As noted above, in October 2003, the FDA placed the start of our Phase III clinical trial of ocinaplon, on hold and requested that we produce additional safety information. We supplied this information to the FDA and with FDA approval initiated a Phase III clinical trial in the fourth quarter of 2004.

On September 28, 2004, we announced that we had initiated a pivotal Phase III U.S. clinical trial of bicifadine in patients with moderate to severe chronic lower back pain. This clinical trial is being conducted in accordance with a protocol (revised as described below) that we originally submitted to the FDA in accordance with the FDA’s special protocol assessment, or SPA, guidelines in May 2004. Following submission of the protocol to the FDA, we had meetings with the agency to reach agreement on the study design. Following our meeting with the FDA in September 2004, we revised the protocol in response to comments from the FDA, and initiated this clinical trial in accordance with the revised protocol. We have received oral confirmation from the FDA that the revised protocol is acceptable, and have sought to obtain formal documentation of the agreement from the FDA regarding this revised protocol as required by the FDA’s SPA guidelines. We have subsequently made changes to the protocol covered by the SPA prior to FDA approval in order to improve the clinical trial and have sought the agency’s approval to continue the SPA. According to FDA guidelines on SPA, protocol changes in any manner without prior FDA approval renders the SPA no longer effective and we cannot offer any assurance that our request will be granted. While FDA guidance on SPAs states that documented SPAs should be considered binding on the review division, the FDA has the latitude to change its assessment if certain exceptions apply. Exceptions include identification of a substantial scientific issue essential to safety or efficacy testing that later comes to light, a failure to follow the protocol agreed upon or the FDA’s reliance on data, assumptions or information determined to be wrong or that omit relevant facts. Accordingly, we can give no assurance that as clinical trials proceed or as part of an NDA review process, if any, the FDA will not determine that one or more exceptions apply to a previously documented special protocol assessment for the particular protocol. This could have a material adverse effect on the NDA approval process, if any.

Our operating results are subject to fluctuations that may cause our stock price to decline.

Our revenue is unpredictable and has fluctuated significantly from year-to-year and quarter-to-quarter and will likely continue to be highly volatile. We believe that period-to-period comparisons of our past operating results are not good indicators of our future performance and should not be relied on to predict our future results. In the future, our operating results in a particular period may not meet the expectations of any securities analysts whose attention we may attract, or those of our investors, which may result in a decline in the market price of our common stock.

We rely on the efforts of Neurocrine and Pfizer and Merck for the development, design and implementation of clinical trials, regulatory approval and commercialization of indiplon and our product candidates DOV 216,303 and DOV 21,947.

In 1998, we sublicensed indiplon to Neurocrine without retaining any material rights other than the right to receive milestone payments and royalties on product sales, if any. In December 2002, Neurocrine entered into a development and commercialization agreement with Pfizer for indiplon. In August 2004, we sublicensed DOV 216,303 for certain indications and DOV 21,947 for all indications to Merck without retaining any material rights other than our participation in the ongoing clinical plan collaboration, the right to receive milestone payments and royalties on product sales, if any, and co-promotion. The clinical development, design and implementation of clinical trials, the preparation of filings for FDA approval and, if approved, the subsequent commercialization of these product candidates are within the control of our partners. We will lack control over the process and, as a result, our ability to receive any revenue from these product candidates is dependent on the success of their efforts. Our partners may fail or otherwise decide not, or otherwise not have the ability, to devote the resources necessary to successfully develop and commercialize the product candidates, which would impair our ability to receive milestone or royalty payments, if any, in respect of the product candidates.

Our success in developing our product candidates depends upon the performance of our licensees and collaborative partners.

Our efforts to develop, obtain regulatory approval for and commercialize our existing and any future product candidates depend in part upon the performance of our licensees and collaborative partners. Currently, we have license and collaborative agreements with Merck, Neurocrine, Pfizer and Wyeth. Neurocrine has entered into a development and commercialization agreement with Pfizer involving a further sublicense under our agreement with Neurocrine. In connection with certain of these agreements, we have granted certain rights, including development and marketing rights and rights to defend and enforce our intellectual property. We do not have day-to-day control over the activities of our licensees or collaborative partners and cannot assure you that they will fulfill their obligations to us, including their development and commercialization responsibilities in respect of our product candidates. We also cannot assure you that our licensees or collaborators will properly maintain or defend our intellectual property rights or that they will not utilize our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our proprietary information or expose us to potential liability. Further, we cannot assure you that our licensees or collaborators will not encounter conflicts of interest or changes in business strategy, or that they will not acquire or develop rights to competing products, all of which could adversely affect their willingness or ability to fulfill their obligations to us.

From January 1999 until October 21, 2003, Elan and we were engaged in developing controlled release formulations of bicifadine and ocinaplon pursuant to our joint venture. In October 2003, we acquired from Elan 100% ownership of Nascime, the joint venture's operating subsidiary, and the product candidates bicifadine and ocinaplon. This acquisition ended our involvement with Elan in the nearly five-year joint venture. In March 2003, we and Biovail terminated our collaboration for DOV diltiazem.

Any failure on the part of our licensees or collaborators to perform or satisfy their obligations to us could lead to delays in the development or commercialization of our product candidates and affect our ability to realize product revenues. Disagreements with our licensees or collaborators could require or result in litigation or arbitration, which could be time-consuming and expensive. If we fail to maintain our existing agreements or establish new agreements as necessary, we could be required to undertake development, manufacturing and commercialization activities solely at our own expense. This would significantly increase our capital requirements and may also delay the commercialization of our product candidates.

Our existing collaborative and licensing agreements contain, and any such agreements that we may enter into in the future may contain, covenants that restrict our product development and commercialization activities.

Our existing license and collaborative agreements contain covenants that restrict our product development and our ability to compete in collaborative agreements. In addition, certain of our agreements no longer effective have involved, among other things, restrictions on the issuance of debt and equity securities and limitations on our ability to license our product candidates to third parties. Because of existing restrictive covenants, if our licensees or collaborators fail to fulfill their obligations to us or we are otherwise not able to maintain these relationships, we cannot assure you that we will be able to enter into alternative arrangements or assume the development of these product candidates ourselves. This would significantly affect our ability to commercialize our product candidates. Further, we cannot assure you, even if alternative arrangements are available to us, that they will be any less restrictive on our business activities.

If we are unable to create sales, marketing and distribution capabilities, or enter into agreements with third parties to perform these functions, we will not be able to commercialize our product candidates.

We do not have any sales, marketing or distribution capabilities. In order to commercialize our product candidates, if any are approved, we must either acquire or internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services for us. If we obtain FDA approval for our existing product candidates, we intend to rely on relationships with one or more pharmaceutical companies or other third parties with established distribution systems and direct sales forces to market our product candidates. If we decide to market any of our product candidates directly, we must either acquire or internally develop a marketing and sales force with technical expertise and supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and negatively impact our product development efforts. Moreover, we may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent we enter into co-promotion or other licensing agreements, our product revenues are likely to be lower than if we directly marketed and sold our product candidates, and any revenue we receive will depend upon the efforts of third parties, which may not be successful.

If we cannot raise additional funding, we may be unable to complete development of our product candidates.

At December 31, 2004, we had cash and cash equivalents and marketable securities of $132.2 million. We currently have no commitments or arrangements for any financing. We believe that our existing cash, cash equivalents and marketable securities will be sufficient to fund our anticipated operating expenses, debt obligations and capital requirements until at least mid-2006. We believe that we may require additional funding to continue our research and development programs, including preclinical testing and clinical trials of our product candidates, for operating expenses and to pursue regulatory approvals for our product candidates. We may continue to seek additional capital through public or private financing or collaborative agreements. If adequate funds are not available to us as we need them, we may be required to curtail significantly or eliminate at least temporarily one or more of our product development programs.

Our indebtedness and debt service obligations may adversely affect our cash flow, cash position and stock price.

In December 2004 and January 2005, we sold $80.0 million aggregate principal amount of 2.50% convertible subordinated debentures due in January 2025. Our annual debt service obligation on these debentures is $2.0 million. The holders of the debentures may require us to purchase all or a portion of their debentures on January 15, 2012, January 15, 2015 and January 15, 2020. If we issue other debt securities in the future, our debt service obligations may increase further.

We intend to fulfill our debt service obligations from our existing cash, cash equivalents and marketable securities. In the future, if the holders require us to purchase all or a portion of their debentures and we are unable to generate cash or raise additional cash through financings sufficient to meet these obligations, we may have to delay or curtail research, development and commercialization programs. The holders’ right to require us to purchase the debentures, prior to maturity in January 2025, may be exercised in January 2012, 2015 and 2020.

The success of our business depends upon the members of our senior management team, our scientific staff and our ability to continue to attract and retain qualified scientific, technical and business personnel.

We are dependent on the members of our senior management team, in particular, our Chief Executive Officer and President, Dr. Arnold Lippa, our Senior Vice President and Chief Scientific Officer, Dr. Phil Skolnick, and our Senior Vice President, Drug Development, Dr. Warren Stern, for our business success. Moreover, because of the specialized scientific and technical nature of our business, we are also highly dependent upon our scientific staff, the members of our scientific advisory board and our continued ability to attract and retain qualified scientific, technical and business development personnel. Dr. Lippa holds a substantial amount of vested common stock not subject to repurchase in the event of termination. We do not carry key man life insurance on the lives of any of our key personnel. There is intense competition for human resources, including management in the scientific fields in which we operate and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the successful development of our product candidates, and any expansion into areas and activities requiring additional expertise. In addition, there can be no assurance that such personnel or resources will be available when needed. The loss of the services of Drs. Lippa, Skolnick or Stern, or other key personnel, could severely harm our business if a replacement possessing a similar level of expertise cannot be retained or if the key person’s responsibilities cannot be assumed by existing employees.

Because some of our patents with respect to some of our product candidates have expired or will expire in the near term, we may be required to rely solely on the Hatch-Waxman Act for market exclusivity.

A number of patents that we licensed from Wyeth have expired, including certain patents that provide protection for the use of DOV 216,303 for the treatment of depression, the use of bicifadine for the treatment of pain and the use of ocinaplon for anxiety. Patents protecting intermediates useful in the manufacture of ocinaplon are due to expire in 2007. The numerous patent applications pending and others in preparation covering our compounds, even if filed and approved, may not afford us adequate protection against generic versions of our product candidates or other competitive products. In the event we achieve regulatory approval to market any of our product candidates, including bicifadine, DOV 216,303 or ocinaplon, and we are unable to obtain adequate patent protection for the ultimate marketed product, we will be required to rely to a greater extent on the Hatch-Waxman Act, and applicable foreign legislation, to achieve market exclusivity. The Hatch-Waxman Act generally provides for marketing exclusivity to the first applicant to gain approval for a particular drug by prohibiting filing of an abbreviated NDA, or ANDA, by a generic competitor for up to five years after the drug is first approved. The Hatch-Waxman Act, however, also accelerates the approval process for generic competitors using the same active ingredients once the period of statutory exclusivity has expired. It may also in practice encourage more aggressive legal challenges to the patents protecting approved drugs. In addition, because some of our patents have expired, third parties may develop competing product candidates using our product compounds and if they obtain regulatory approval for those products prior to us, we would be barred from seeking an ANDA for those products under the Hatch-Waxman Act for the applicable statutory exclusivity period.

Our business activities require compliance with environmental laws, which if violated could result in significant fines and work stoppage.

Our research and development programs, and the manufacturing operations and disposal procedures of our contractors and collaborators, are affected by federal, state, local and foreign environmental laws. Although we intend to use reasonable efforts to comply with applicable environmental laws, our contractors and collaborators may not comply with these laws. Failure to comply with environmental laws could result in significant fines and work stoppage, and may harm our business.

We intend to pursue a rapid growth strategy, which could give rise to difficulties in managing and successfully implementing such growth.

We intend to pursue a strategy of growth, both with regard to infrastructure and personnel, and will seek to aggressively develop our current product candidates and to acquire new product candidates. In the event of rapid growth in our operations, we will need to hire additional personnel, some of whom, due to the specialized scientific and technical nature of our business, must possess advanced degrees, be highly skilled and have many years of experience. We may be unable to attract and retain the necessary qualified personnel, or such personnel may not be available when needed, to successfully meet our growth needs. We cannot assure you that we will be able to obtain the personnel needed to achieve such growth or that we will be able to obtain and maintain all regulatory approvals or employ the best personnel to ensure compliance with all applicable laws, regulations and licensing requirements that may be necessary as a result of such growth.

We may determine to acquire laboratory facilities, which we currently do not have. The absence of such facilities and technical staff requires us to rely on contract parties for all preclinical work. Such facilities, even if they lead to cost savings and improved control and turn-around time, may require substantial management time and result in a higher level of fixed overhead, the cost of which might not be offset or fully offset by reductions in external contract costs.

Our bylaws require us to indemnify our officers and directors to the fullest extent permitted by law, which may obligate us to make substantial payments and in some instances payments in advance of judicial resolution of entitlement.

Our bylaws require that we indemnify our directors, officers and scientific advisory board members, and permit us to indemnify our other employees and agents, to the fullest extent permitted by the Delaware corporate law. This could require us, with some legally prescribed exceptions, to indemnify our directors, officers and scientific advisory board members against any and all expenses, judgments, penalties, fines and amounts reasonably paid in defense of or settlement in connection with an action, suit or proceeding relating to their association with us. For directors, our bylaws require us to pay in advance of final disposition all expenses including attorneys' fees incurred by them in connection with any action, suit or proceeding relating to their status or actions as directors. Advance payment of legal expenses is discretionary for officers, scientific advisory board members and other employees or agents. We may make these advance payments provided that they are preceded or accompanied by an undertaking on behalf of the indemnified party to repay all advances if it is ultimately determined that he or she is not entitled to be indemnified by us. Accordingly, we may incur expenses to meet these indemnification obligations, including expenses that in hindsight are not qualified for reimbursement and possibly not subject to recovery as a practical matter.

Provisions of Delaware law, our charter and by-laws and our stockholders rights plan may make a takeover more difficult.

Provisions of our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Moreover, our stockholders rights plan, adopted in October 2002, commonly called a poison pill, empowers our board of directors to delay or negotiate, and thereby possibly to thwart, any tender or takeover attempt the board of directors opposes. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors.

Risks Related to our Industry

We face intense competition and if we are unable to compete effectively, the demand for our products, if any, may be reduced.

The pharmaceutical industry is highly competitive and marked by a number of established, large pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. We face and will continue to face competition in the discovery, in-licensing, development and commercialization of our product candidates, which could severely impact our ability to generate revenue or achieve significant market acceptance of our product candidates. Furthermore, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive.

We are focused on developing product candidates for the treatment of central nervous system and other disorders that involve alterations in neuronal processing. We have a number of competitors. If one or more of their products or programs are successful, the market for our product candidates may be reduced or eliminated. Compared to us, many of our competitors and potential competitors have substantially greater:

•	capital resources;

•	research and development resources, including personnel and technology;

•	regulatory experience;

•	preclinical study and clinical testing experience; and

•	manufacturing, distribution and marketing experience.

As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we. Our competitors may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates or technologies. Our competitors may also develop drugs that are more effective or useful and less costly than ours and may also be more successful than we and our collaborators or licensees in manufacturing and marketing their products.

If we are unable to protect our intellectual property, our competitors could develop and market products based on our discoveries, which may reduce demand for our product candidates.

To a substantial degree, our success will depend on the following intellectual property achievements:

•	our ability to obtain patent protection for our proprietary technologies and product candidates, as well as our ability to preserve our trade secrets;

•
the ability of our collaborators and licensees to obtain patent protection for their proprietary technologies and product candidates covered by our agreements, as well as their ability to preserve related trade secrets; and

•	our ability to prevent third parties from infringing upon our proprietary rights, as well as the ability of our collaborators and licensees to accomplish the same.

Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, we, either alone or together with our collaborators or licensees, intend to seek and enhance patent protection for our proprietary technologies and product candidates. The risk exists, however, that these patents may be unobtainable and that the breadth of the claims in a patent, if obtained, may not provide adequate protection of our, or our collaborators’ or licensees’, proprietary technologies or product candidates.

We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our collaborators, licensees, employees and consultants. We also have invention or patent assignment agreements with our employees and some of, but not all, our collaborators and consultants. If our employees, collaborators or consultants breach these agreements or common law principles, we may not have adequate remedies for any such breach, and our trade secrets may otherwise become known to or independently discovered by our competitors.

In addition, although we own or otherwise have certain rights to a number of patents and patent applications, the issuance of a patent is not conclusive as to its validity or enforceability, and third parties may challenge the validity or enforceability of our patents or the patents of our collaborators or licensees. We cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them or if they are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents, or the patents of our collaborators or licensees, or that challenges will result in elimination of patent claims and therefore limitations of coverage. Moreover, competitors may infringe our patents, the patents of our collaborators or licensees, or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the ground that our patents do not cover its technology. In addition, interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our collaborators or licensees. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to management. We cannot assure you that we, or our collaborators or licensees, will be able to prevent misappropriation of our respective proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

The intellectual property of our competitors or other third parties may prevent us from developing or commercializing our product candidates.

Our product candidates and the technologies we use in our research may inadvertently infringe the patents or violate the proprietary rights of third parties. In addition, other parties conduct their research and development efforts in segments where we, or our collaborators or licensees, focus research and development activities. We cannot assure you that third parties will not assert patent or other intellectual property infringement claims against us, or our collaborators or licensees, with respect to technologies used in potential product candidates. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In addition, any patent claims brought against our collaborators or licensees could affect their ability to carry out their obligations to us. Furthermore, as a result of a patent infringement suit brought against us, or our collaborators or licensees, the development, manufacture or potential sale of product candidates claimed to infringe a third party’s intellectual property may have to stop or be delayed, unless that party is willing to grant certain rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our product candidates. We may not, however, be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we, or our collaborators or licensees, were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Our ability to receive royalties and profits from product sales depends in part upon the availability of approved reimbursement for the use of our products from third-party payors, for which we may or may not qualify.

Our royalties or profits will be heavily dependent upon the availability of reimbursement for the use of our products from third-party health care payors, both in the United States and in foreign markets. The health care industry and these third-party payors are experiencing a trend toward containing or reducing the costs of health care through various means, including lowering reimbursement rates and negotiating reduced payment schedules with service providers for drug products. These cost-containment efforts could adversely affect the market acceptance of our product candidates and may also harm our business. There can be no assurance that we will be able to offset any of the payment reductions that may occur.

Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Reimbursement approval is required from each third-party payor individually, and seeking this approval is a time-consuming and costly process. Third-party payors may require cost-benefit analysis data from us in order to demonstrate the cost-effectiveness of any product we might bring to market. We cannot assure you that we will be able to provide data sufficient to gain acceptance with respect to reimbursement. There also exists substantial uncertainty concerning third-party reimbursement for the use of any drug product incorporating new technology. We cannot assure you that third-party reimbursement will be available for our product candidates utilizing new technology, or that any reimbursement authorization, if obtained, will be adequate. If such reimbursement approval is denied or delayed, the marketability of our product candidates could be materially impaired.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any approved products may expose us to a substantial risk of product liability claims and the adverse publicity resulting from such claims. These claims might be brought against us by study participants or once a drug has received regulatory approval and is marketed, consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we may incur substantial losses or expenses, or be required to limit the commercialization of our product candidates. We have obtained limited product liability insurance coverage for our clinical trials in the amount of $3.0 million per occurrence and $3.0 million in the aggregate. Our insurance coverage, however, may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us would decrease our cash and could cause our stock price to fall.

We may not be able to utilize any or all of our net operating losses to offset future taxable income.

As a company experiencing growth through the sale of equity, we may be limited under the tax code in the tax deductions we can take against income for net operating loss carry forwards if during the three years preceding such income shareholder control of our company changed to a significant degree or if our research and development expenditures were classified as having been incurred by our Irish subsidiary, Nascime Limited.

Risks Related to this Offering and the Debentures

The Debentures are subordinated in right of payment to our senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

The Debentures are unsecured and subordinated in right of payment to our existing and future senior indebtedness. As of December 31, 2004, we had approximately $4.0 million of outstanding indebtedness senior to the Debentures. This indebtedness was converted into common stock in January 2005. Because the Debentures are subordinated to our senior indebtedness, in the event of (1) our liquidation or insolvency, (2) a payment default on our designated senior indebtedness (as defined in “Description of the Debentures—Subordination of Debentures”), (3) a covenant default on our designated senior indebtedness entitling holders of designated senior indebtedness to accelerate their indebtedness or (4) acceleration of the Debentures, we will be permitted to make payment on the Debentures only after our senior indebtedness has been paid in full. After paying our senior indebtedness in full, we may not have sufficient assets remaining to pay any or all amounts due on the Debentures. The indenture for the Debentures does not restrict the amount of indebtedness, including senior indebtedness, that we may incur.

In addition, the Debentures are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture for the Debentures does not restrict the amount of indebtedness or other liabilities that our subsidiaries may incur. Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional indebtedness under the indenture. We expect from time to time to incur additional indebtedness and other liabilities, which could affect our ability to pay our obligations under the Debentures. See “Description of the Debentures— Subordination of Debentures.”

We may be unable to repurchase the Debentures for cash on specified dates or following a fundamental change.

Holders of the Debentures have the right to require us to repurchase the Debentures in cash on specified dates or upon the occurrence of a fundamental change prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Debentures may be limited by law or the terms of other agreements relating to our debt outstanding at the time. However, if we fail to repurchase the Debentures as required by the indenture, that would constitute an event of default under the indenture governing the Debentures which, in turn, may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement.

There is currently no public market for the Debentures, and an active trading market may not develop for the Debentures. The failure of a market to develop for the Debentures could adversely affect the liquidity and value of your Debentures.

The Debentures are a new issue of securities, and there is no existing market for the Debentures. We do not intend to apply for listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. A market may not develop for the Debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the Debentures, the market price and liquidity of the Debentures may be adversely affected. If any of the Debentures are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Debentures will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the Debentures, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the Debentures may be subject to disruptions that could have a negative effect on the holders of the Debentures, regardless of our operating results, financial performance or prospects.

The Debentures do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the Debentures.

We are not restricted under the terms of the Debentures from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the Debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Debentures could have the effect of diminishing our ability to make payments on the Debentures when due. Certain of our other debt instruments may, however, restrict these and other actions.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict.

We expect that the trading price of the Debentures in the secondary market will be significantly affected by the trading price of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the Debentures than would be expected for nonconvertible debt securities.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of our common stock by us or our shareholders in the market after the offering of the Debentures, or the perception that such sales may occur, could affect the price of our common stock.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of the issuance of the Debentures. The hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of our common stock to you upon conversion of your Debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your conversion of Debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

The conversion rate of the Debentures is subject to adjustment for certain events including, but not limited to, dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that an event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

The make whole amount payable on Debentures converted in connection with certain changes of control may not adequately compensate you for the lost option time value of your Debentures as a result of such fundamental change.

If certain transactions that constitute a change of control occur on or prior to January 15, 2012, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversions of Debentures in connection with such transaction. The amount of the additional shares will be determined based on the date of conversion and the last reported sale price of our common stock on such date or on the trading day immediately preceding the effective date of the transaction, as described below under “Description of the Debentures—Conversion Rights—Make Whole Amount and Public Acquirer Change of Control.” While the number of additional shares is designed to compensate you for the lost option time value of your Debentures as a result of such transaction, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if such transaction occurs after January 15, 2012, or if the last reported sale price of our common stock on the conversion date is less than $17.50 or equal to or greater than $150.00, the conversion rate will not be increased. In no event will the number of shares issuable upon conversion of a Debenture exceed 53.5000, regardless of when the conversion date occurs or the last reported sale price of our common stock on the conversion date or on the trading day immediately preceding the effective date of the transaction.

You may have to pay taxes with respect to some distributions on our common stock that result in adjustments to the conversion rate.

The conversion rate of the Debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you would have to include in income would generally be equal to the amount of the distribution that you would have received if you had converted your Debentures into our common stock. In addition, non-U.S. holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations.”

Conversion of the Debentures will dilute the ownership interests of existing stockholders.

The conversion of some or all of the Debentures will dilute the ownership interest of existing stockholders. In addition, the existence of the Debentures may encourage short selling by market participants because conversion of the Debentures could depress the price of our common stock.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from sales of Debentures and shares of our common stock offered by this prospectus. We will not receive any proceeds from the resale of these securities.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and have no present plans to do so in the foreseeable future. Our current policy is to retain all earnings, if any, for use in the operation of our business. The payment of future cash dividends, if any, will be at the discretion of the board of directors and will be dependent upon our earnings, financial condition, capital requirements and other factors as the board of directors may deem relevant.

COMMON STOCK PRICE RANGE

Our common stock is listed on the Nasdaq National Market under the symbol “DOVP.” The table below shows the range of reported sale prices of our common stock for the periods indicated.

Period	High	Low

Fiscal year ended December 31, 2002:
Second Quarter (since April 25, 2002)	$12.00	$3.89
Third Quarter	4.67	3.29
Fourth Quarter	7.30	3.70

Fiscal year ended December 31, 2003:
First Quarter	$6.90	$5.10
Second Quarter	11.75	5.64
Third Quarter	18.78	10.59
Fourth Quarter	17.95	9.01

Fiscal year ended December 31, 2004:
First Quarter	$17.97	$12.26
Second Quarter	20.17	11.60
Third Quarter	17.16	12.66
Fourth Quarter	19.82	16.05

Fiscal year ended December 31, 2005:
First Quarter	$18.40	$12.79
Second Quarter (through May 5, 2005)	$16.80	$13.57

CAPITALIZATION

The following table sets forth the following unaudited information:

•	our actual capitalization as of December 31, 2004, including $65,000,000 of Debentures, which were issued in December 2004; and

•	our pro forma capitalization after giving effect to the issuance of an additional $15,000,000 of Debentures in January 2005.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of December 31, 2004
	Actual	As Adjusted
	(in thousands)
2.50% Convertible Subordinated Debentures due 2025 offered hereby	$65,000	$80,000
Undesignated preferred stock, $1.00 par value per share; 6,550,357 shares authorized, no shares issued and outstanding
Common stock, $0.0001 par value per share; 60,000,000 shares authorized, 21,462,628 issued at December 31, 2004	2	2
Additional paid-in capital	128,500	128,500
Accumulated other comprehensive loss	(248)	(248)
Accumulated deficit	(100,317)	(100,317)
Unearned compensation	(1)	(1)

Total stockholders’ equity	27,936	27,936

Total capitalization	$92,936	$107,936

The outstanding common stock data above excludes:

•	shares of common stock issuable upon conversion of the Debentures;

•	shares of common stock issuable upon conversion of the outstanding principal balance and accrued unpaid interest of the convertible line of credit promissory note;

•	shares of common stock issuable upon exercise of outstanding stock options;

•	shares of common stock available for future grant under our stock option plans; and

•	shares of common stock issuable upon exercise of outstanding warrants.

DESCRIPTION OF THE DEBENTURES

The Debentures were issued under an indenture dated as of December 22, 2004 between us and Wells Fargo Bank, National Association, as trustee. Copies of the form of indenture, Debentures and the registration rights agreement will be made available to prospective investors in the Debentures upon request to us. We have summarized portions of the indenture and the registration rights agreement below. This summary is not complete. We urge you to read the indenture and the registration rights agreement because these documents define your rights as a holder of the Debentures. In this section, “DOV,”“we,”“our” and “us” each refers only to DOV Pharmaceutical, Inc. and not to any existing or future subsidiary.

General

The Debentures are general unsecured and subordinated obligations of DOV and are convertible into our common stock as described under “—Conversion Rights” below. The Debentures have an aggregate principal amount of $80,000,000 and will mature on January 15, 2025, unless earlier converted, redeemed or repurchased.

The Debentures bear interest at the rate of 2.50% per year from the date of original issuance of the Debentures, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2005, to holders of record at the close of business on the preceding January 1 and July 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, repurchase by us at the option of the holder or redemption of a Debenture, interest ceases to accrue on the Debenture under the terms of and subject to the conditions of the indenture.

Principal is payable, and Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration.”

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of senior debt or other indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the Debentures in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder” below. The Debentures are not obligations of, or guaranteed by, any of our subsidiaries.

We may, without the consent of the holders, reopen the indenture and issue additional Debentures under the indenture with the same terms and with the same CUSIP number as the Debentures offered hereby in an unlimited aggregate principal amount, provided that no such additional Debentures may be issued unless fungible with the Debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the Debentures in open market purchases or negotiated transactions without prior notice to holders.

The Debentures are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the indenture.

Ranking

The Debentures are our general unsecured obligations. Our payment obligations under the Debentures are subordinated to our senior indebtedness as described under “—Subordination of Debentures.”

As of December 31, 2004, we had approximately $4.0 million of outstanding indebtedness senior to the Debentures. This indebtedness was converted into common stock in January 2005. The indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

Conversion Rights

General

Unless the Debentures are previously redeemed or repurchased, holders may convert their Debentures into our common stock at an initial conversion rate of 43.9560 shares of our common stock per $1,000 principal amount of Debentures at any time prior to the close of business on the business day prior to the maturity date or, if the Debentures have been called for redemption, prior to the close of business on the business day prior to the redemption date. The conversion rate is equivalent to an initial conversion price of approximately $22.75 per share. Notwithstanding the foregoing, if, at the time a holder tenders Debentures for conversion, there exists a registration default, as defined below under “—Registration Rights of Holders of Debentures,” we will increase the conversion rate by 3% (the “registration default shares”).

The conversion rate (as increased by any registration default shares) and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “—Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s Debentures so long as the Debentures converted are a multiple of $1,000 principal amount.

Upon conversion of a Debenture, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. We are not required to issue fractional shares of common stock upon conversion of Debentures and, in lieu of fractional shares, we will make a cash payment based upon the last reported sale price of the common stock on the last trading day prior to the date of conversion. Our delivery to the holder of the full number of shares of our common stock into which the Debenture is convertible and cash in lieu of any fractional shares will be deemed to satisfy our obligation with respect to such Debenture. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of receiving our common stock upon conversion, see “Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Conversion of the Debentures” and “—Consequences to Non-U.S. Holders—Conversion of the Debentures.”

Holders of Debentures at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Debentures at any time after the close of business on the applicable regular record date. Debentures surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Debentures; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Debenture. No other payments or adjustments for interest, or any dividends with respect to our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion (except for any taxes with respect to cash paid in lieu of fractional shares) unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Debentures are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required. The date a holder satisfies these requirements is called the “conversion date.” The conversion agent will, on the holder’s behalf, convert the Debentures into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our common stock into which any Debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the conversion date. The trustee will initially act as the conversion agent.

If a holder has already delivered a repurchase notice as described under either “—Repurchase of Debentures by Us at the Option of the Holder” or “—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder” with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Make Whole Amount and Public Acquirer Change of Control

If a transaction described in clause (2) of the definition of change of control (as set forth under “—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder”) occurs on or prior to January 15, 2012, we will increase the applicable conversion rate for the Debentures surrendered for conversion at any time during the period beginning on the date that is 15 days prior to the anticipated effective date of such change of control transaction and ending on the date that is 15 days after the actual effective date (the “effective date”) by a number of additional shares of common stock (the “additional shares”). If the conversion date occurs on or after the 15th day prior to the anticipated effective date but prior to the effective date, the additional shares, or the value thereof, will be delivered to converting holders on the later of the effective date and the third business day following the conversion date. The number of additional shares will be determined by reference to the table below and is based on the conversion date and our last reported sale price on the conversion date (the “stock price”). We will notify holders at least 20 days prior to the effective date of such change of control transaction.

As described below under “—Conversion Rate Adjustments,” unless we elect to change the conversion obligation into acquirer common stock as described below, if a holder tenders Debentures for conversion after the effective date of the change of control transaction, the Debentures will be converted into the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive in such change of control transaction had such Debentures been converted and the holders had received our common stock immediately prior to such transaction. If the conversion date is after the effective date and on or prior to the date that is 15 days after the effective date, the kind and amount of such shares of stock, securities or other property will be based on the applicable conversion rate plus the additional shares as described above, determined by reference to the last reported sale price on the trading day immediately preceding effective date.

The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional shares per $1,000 principal amount of Debentures:

Conversion Date	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$100.00	$150.00
December 22, 2004	14.6177	11.4612	9.1733	7.4669	6.1643	5.1504	3.7037	2.7494	2.0922	1.6237	0.2017	0.0000
January 15, 2006	14.5633	11.1373	8.6826	6.8786	5.5251	4.4918	3.0624	2.1618	1.5705	1.1683	0.1046	0.0000
January 15, 2007	14.4725	10.6552	7.9429	5.9831	4.5497	3.4912	2.1121	1.3259	0.8646	0.5856	0.0320	0.0000
January 15, 2008	14.4069	10.2786	6.9813	4.8177	3.2709	1.4702	0.1037	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2009	13.8282	10.8782	7.4217	4.7878	2.7603	1.2487	0.0501	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2010	13.5534	10.8629	7.4124	4.7488	2.7197	1.2240	0.0374	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2011	13.4714	10.1187	6.6160	4.1260	2.3149	1.0199	0.0338	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2012	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and the conversion date may not be set forth on the table, in which case:

1.
if the stock price is between two stock price amounts on the table or the conversion date is between two dates on the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2.	if the stock price is equal to or in excess of $150.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3.	if the stock price is less than $17.50 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 53.5000 per $1,000 principal amount of Debentures, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a Debenture will be changed into a right to convert a Debenture into a number of shares of “acquirer common stock” (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•
the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(ii) the last reported sale price of the acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock, 100% of the last reported sale price of such acquirer common stock on each such trading day; and

•
for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments if any of the events described below occurs thereafter.

A “public acquirer change of control” is any transaction described in clause (2) of the definition of change of control below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

“Trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if our common stock is not then listed on the Nasdaq National Market, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a national or regional securities exchange, on the principal market on which our common stock is then traded.

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

(1)
the issuance of our common stock as a dividend or distribution on our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect at the close of business on the record date

CR1  = the conversion rate in effect immediately after the record date

OS0  = the number of shares of our common stock outstanding at the close of business on the record date

OS1  = the number of shares of our common stock that would be outstanding immediately after such event

(2)
the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than the current market price of our common stock on the business day immediately preceding the announcement of such issuance; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect at the close of business on the record date

CR1 = the conversion rate in effect immediately after the record date

OS0  = the number of shares of our common stock outstanding at the close of business on the record date

X = the total number of shares of our common stock issuable pursuant to such rights

Y  = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3)
the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect at the close of business on the record date

CR1 = the conversion rate in effect immediately after the record date

SP0  = the current market price

FMV  = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, in which event the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect at the close of business on the record date

CR1 = the conversion rate in effect immediately after the record date

FMV0 = the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted

MP0  =  the average of the last reported sale prices of our common stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted

(4)	dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR0  = the conversion rate in effect at the close of business on the record date

CR1  = the conversion rate in effect immediately after the record date

SP0  = the current market price

C  = the amount in cash per share we distribute to holders of our common stock

(5)
we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the current market price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

where,

CR0  = the conversion rate in effect on the expiration date

CR1  = the conversion rate in effect immediately after the expiration date

FMV = the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1  = the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares

OS0  = the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares

SP1  = the last reported sale price of our common stock on the trading day next succeeding the expiration date

(6)
Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

where,

CR0  = the conversion rate in effect on the expiration date

CR1  = the conversion rate in effect immediately after the expiration date

FMV = the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date

OS1  = the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares

OS0  = the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares

SP1  = the last reported sale price of our common stock on the trading day next succeeding the expiration date

The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•
the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

“Current market price” of our common stock on any day means the average of the last reported sale price of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

To the extent that we have a shareholder rights plan in effect upon conversion of the Debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the Debentures then outstanding will be entitled thereafter to convert those Debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Debentures been converted into our common stock immediately prior to such transaction. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the Debentures by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. In addition, non-U.S. holders of Debentures in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—Consequences to U.S. Holders—Adjustments to the Conversion Price” and “—Consequences to Non-U.S. Holders—Dividends.”

Provisional Redemption

We may redeem for cash the Debentures in whole or in part at any time beginning on January 15, 2008 and prior to January 15, 2012, upon at least 30 and not more than 60 days’ notice by mail to each registered holder of the Debentures to be redeemed, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including liquidated damages, if any), if any, to, but excluding, the redemption date, if the last reported sale price of our common stock has exceeded 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption.

Optional Redemption

On or after January 20, 2012, we may redeem for cash all or a portion of the Debentures at any time by providing not less than 30 nor more than 60 days’ notice by mail to each registered holder of the Debentures to be redeemed, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including liquidated damages, if any), if any, to, but excluding, the redemption date. Debentures that have been called for redemption may be converted until the close of business on the business day prior to the redemption date.

No sinking fund is provided for the Debentures, which means that the indenture does not require us to redeem or retire the Debentures periodically.

If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your Debenture for partial redemption and you convert a portion of the same Debenture, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Debenture during a period of 15 days before the mailing of the redemption notice.

Repurchase of Debentures by Us at the Option of the Holder

Holders have the right to require us to repurchase all or a portion of their Debentures on January 15, 2012, January 15, 2015 and January 15, 2020. The repurchase price payable will be equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the repurchase date, unless such repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. Debentures will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Debentures held by the holder).

We will be required to repurchase any outstanding Debentures for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 23 business days prior to the relevant repurchase date until the close of business on the third business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related Debentures. Our ability to repurchase Debentures with cash may be limited by the terms of our then existing borrowing and other financing agreements. Also, as described in the “Risk Factors” section of this prospectus under the caption “We may be unable to repurchase the Debentures for cash on specified dates or following a fundamental change,” we may not have funds sufficient to repurchase the Debentures when we are required to do so.

On or before the 23rd business day prior to each repurchase date, we will provide to the trustee, any paying agent and to all holders of the Debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the name and address of the trustee, any paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their Debentures.

The repurchase notice given by each holder electing to require us to repurchase their Debentures must state:

•	in the case of Debentures in certificated form, the certificate numbers of the holder’s Debentures to be delivered for repurchase;

•	the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provision of the Debentures and the indenture.

If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

No Debentures may be repurchased by us at the option of the holders if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

A holder may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Debentures;

•	if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

•	the principal amount, if any, of the Debentures which remains subject to the repurchase notice.

If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment promptly following the later of the repurchase date or the time of book-entry transfer or the delivery of the Debentures. If the trustee or any paying agent holds money sufficient to pay the repurchase price of the Debentures on the business day following the repurchase date, then immediately after the repurchase date:

•
the Debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Debentures is made or whether or not the Debentures are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the Debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures.

Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder

If a fundamental change occurs at any time prior to maturity of the Debentures, each holder of Debentures will have the right to require us to repurchase some or all of that holder’s Debentures on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will repurchase such Debentures at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. Debentures will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Debentures held by the holder).

Within 15 days after the occurrence of a fundamental change, we are required to give notice to all holders of Debentures, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Debentures must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the Debentures, including necessary endorsements, if certificated, with respect to which the right is being exercised. We will promptly pay the repurchase price for Debentures surrendered for repurchase following the fundamental change repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Debentures;

•
if certificated Debentures have been issued, the certificate number of the withdrawn Debentures (or, if your Debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Debenture. If the paying agent holds money sufficient to pay the repurchase price of the Debenture on the repurchase date, then, immediately after the repurchase date:

•	the Debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Debenture.

This will be the case whether or not book-entry transfer of the Debenture has been made or the Debenture has been delivered to the paying agent.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Debentures when the following has occurred:

(1)
a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

(2)
consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of 90% or more of our consolidated assets) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or any successor thereto; or

(3)	continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

“Continuing director” means a director who either was a member of our board of directors on December 16, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on the Nasdaq National Market.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Debentures in the open market or by tender at any price or by private agreement. Any Debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Debentures upon the occurrence of a fundamental change is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Debentures under certain circumstances, or expressly prohibit our repurchase of the Debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Debentures, we could seek the consent of our lenders to repurchase the Debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Debentures. Our failure to repurchase tendered Debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

No Debentures may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change repurchase feature of the Debentures may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Debentures, is limited to specified transactions and may not include other events that might adversely affect our financial condition or results of operations.

Subordination of Debentures

Payment on the Debentures will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The Debentures also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the Debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the Debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the Debentures are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the Debentures is accelerated because of an event of default.

We may not make any payment on the Debentures if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•
a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the Debentures:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•
in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the Debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the Debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The Debentures are exclusively obligations of ours. A portion of our operations are conducted through our subsidiaries. As a result, a portion of our cash flow and our ability to service our debt, including the Debentures, may be partially dependent upon the earnings of our subsidiaries, and thus, we may be partially dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is not senior to the Debentures or is pari passu or junior to the Debentures; or

•	any indebtedness we owe to any of our majority-owned subsidiaries; or

•	the Debentures.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the indenture and includes, in general terms, any senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the indenture.

As of December 31, 2004, we had approximately $4.0 million of outstanding indebtedness senior to the Debentures. This indebtedness was converted into common stock in January 2005. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the Debentures. The trustee’s claims for these payments will generally be senior to those of holders in respect of all funds collected or held by the trustee.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of Debentures, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	we are the surviving entity, or the surviving entity, if other than us, assumes all our obligations under the indenture and the Debentures;

•
if as a result of such transaction the Debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of DOV Pharmaceutical, Inc. or such successor under the Debentures and the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture have been delivered to the trustee.

Events of Default

Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal on any of the Debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including liquidated damages, if any) on any of the Debentures for 30 days after the date when due;

•	our failure to deliver shares of our common stock, together with cash in lieu thereof in respect of any fractional shares, upon conversion of a Debenture, and that failure continues for 10 days;

•
our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the indenture for a period of 60 consecutive days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•
our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10.0 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $10.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been withdrawn, cured, waived, rescinded or otherwise annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	our failure to give timely notice of a fundamental change; and

•	certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.

“Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the Debentures and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding on behalf of all holders of Debentures, subject to the provisions of the indenture.

The holders of a majority in aggregate principal amount of Debentures at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Debentures;

•	in respect of the failure to convert the Debentures; or

•
in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each Debenture affected as described in “—Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct on behalf of all holders of Debentures the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the Debentures to pursue remedies with respect to the indenture and the Debentures are subject to a number of additional requirements set forth in the indenture.

The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Debentures when due or in the payment of any conversion, redemption or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of Debentures to consider matters affecting their interests.

The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Debentures;

•	adding additional dates on which holders may require us to repurchase their Debentures;

•	reopening the indenture and the issuance of additional Debentures as described in the fifth paragraph under “—General”;

•	surrendering any right or power conferred upon us;

•
providing for conversion rights of holders of Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the holders of Debentures in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of holders of Debentures in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•
making any changes or modifications to the indenture necessary in connection with the registration of the Debentures under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the Debentures in any material respect;

•
curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Debentures in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Debentures in the offering memorandum, dated December 16, 2004 and used in the private placement of the Debentures, will not be deemed to adversely affect the interests of the holders of the Debentures; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures.

Modifications and amendments to the indenture or to the terms and conditions of the Debentures may also be made, and noncompliance by us with any provision of the indenture or the Debentures may be waived, in each case, on behalf of all holders of Debentures either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the Debentures represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Debenture affected:

•	change the maturity of the principal of or any installment of interest on any Debenture (including any payment of liquidated damages, if any);

•	reduce the principal amount of, or any premium, if any, on any Debenture;

•	reduce the interest rate or amount of interest (including any liquidated damages, if any) on any Debenture;

•	change the currency of payment of principal of, premium, if any, or interest on any Debenture;

•	impair the right of a holder to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Debenture;

•
except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the Debentures;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Debentures;

•	adversely modify, in any material respect, the subordination provisions of the indenture;

•	reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Debentures outstanding required for any other waiver under the indenture.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Debentures at the time outstanding.

Form, Denomination and Registration

The Debentures will be issued in fully registered form, without interest coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Debentures: Book-Entry Form

The Debentures are evidenced by one or more global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Debenture will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Debentures to such persons may be limited.

We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Debentures to Cede & Co., the nominee for DTC, as the registered owner of the global Debentures. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Debentures into common stock pursuant to the terms of the Debentures, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including, without limitation, the presentation of Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited and only for the principal amount of the Debentures for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Debentures to be issued in definitive registered form in exchange for the global Debentures. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Debentures.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Debentures

We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated Debentures upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Debentures shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Debentures at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for Debentures registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Debenture. Subject to the foregoing, a global Debenture is not exchangeable except for a global Debenture or global Debentures of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of Debentures will be given by mail to the addresses of holders of the Debentures as they appear in the Debenture register.

Registration Rights of Holders of Debentures

We have agreed to file with the SEC, at our expense, a shelf registration statement on such form as we deem appropriate covering resales by holders of all Debentures and the common stock issuable upon conversion of the Debentures. The registration statement of which this prospectus is a part was filed with the SEC in order to fulfill this obligation. Under the terms of the registration rights agreement, we have agreed to use our reasonable best efforts to:

•	file such shelf registration statement with the SEC within 100 days after the earliest date of original issuance of any of the Debentures;

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 240 days after the earliest date of original issuance of any of the Debentures; and

•
keep the registration statement effective for a period (the “registration period”) from the date such registration statement is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Debentures or the common stock issuable upon conversion of the Debentures held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; or (3) the date on which there are no outstanding registrable securities.

We have also agreed to provide to each registered holder copies of the prospectus contained in the shelf registration statement, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Debentures and the common stock issuable upon conversion of the Debentures. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

We may suspend the holder’s use of the prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if (i) we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would be seriously detrimental to us and our subsidiaries taken as a whole or (ii) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the Debentures of the existence of such a suspension.

If,

•	on the 100th day following the earliest date of original issuance of any of the Debentures, the shelf registration statement has not been filed with the SEC; or

•	on the 240th day following the earliest date of original issuance of any of the Debentures, the shelf registration statement is not declared effective; or

•
prior to or on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph (in each case except as the result of filing of a post-effective amendment solely to add additional selling securityholders), such suspension has not been terminated

(each, a “registration default”), liquidated damages will accrue on the Debentures, from and including the day following the registration default to but excluding the earlier of (i) the day after the end of the registration period and (ii) the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

•	0.25% per annum of the principal amount for the first 90 days following such registration default; and

•	0.50% per annum of the principal amount after the first 90 days following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder elects to convert some or all of its Debentures into common stock during a registration default, we will increase the conversion rate by the registration default shares as described above under “—General.” Your right to liquidated damages or increase in the conversion rate, as the case may be, shall be your sole remedy in the event of a registration default.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Pursuant to the registration rights agreement, we have agreed under certain circumstances to indemnify and hold harmless the selling securityholders against certain liabilities. The selling securityholders are obligated under the registration rights agreement, under certain circumstances, to indemnify and hold harmless certain persons set forth therein against certain liabilities.

Rule 144A Information Requirement

We have agreed that for a period of two years after closing, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to holders of the Debentures, or beneficial owners of interests therein, or any prospective purchaser of the Debentures, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Debentures or beneficial interests in the Debentures.

Information Regarding the Trustee

Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture, the Debentures and the registration rights agreement will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Currently, our authorized capital stock consists of 60,000,000 shares of common stock, of which 21,462,628 shares were outstanding as of December 31, 2004 and 6,550,357 shares of undesignated preferred stock, issuable in one or more series designated by our board of directors, none of which are currently outstanding. There were 12 registered holders of common stock as of December 31, 2004. The following information relates to our certificate of incorporation, by-laws and shareholder rights plan, as currently in effect.

Common Stock

Voting Rights. The holders of our common stock have one vote per share and are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present and voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends. Holders of common stock will receive any dividends declared by our board of directors or any authorized committee, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

 Other Rights. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Our certificate of incorporation provides that 6,550,357 shares of undesignated preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with our shareholder rights plan discussed below. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control with respect to our company or the removal of existing management.

Warrants

As of December 31, 2004, we had outstanding warrants to purchase 895,366 shares of our common stock at a weighted average exercise price of $11.94.

Options

As of December 31, 2004, we had outstanding options to purchase 2,646,176 shares of our common stock at a weighted average purchase price of $7.72 under our stock option plans. Options to purchase an aggregate of 1,092,611 shares of common stock have been exercised under our stock option plans as of December 31, 2004.

Registration Rights

At any time on or after July 1, 2003, UBS Juniper Crossover Fund, L.L.C., Caduceus Private Investments, LP and OrbiMed Associates LLC, and each of their respective affiliates, as holders of at least 50% of their total amount of shares of common stock (and the shares of common stock issuable upon the exercise of their warrants) have the right to demand that we file one registration statement to register all or part of their shares. A registration statement has been filed pursuant to OrbiMed’s request. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions. As of December 31, 2004, an aggregate of 1,821,428 shares of common (on an as-converted basis) are entitled to these registration rights.

If we register any of our common stock, either for our own account or for the account of other stockholders, the holders of certain warrants to purchase shares of our common stock may be entitled to notice of the registration and to request that we include, upon exercise of their warrants, their shares of common stock in the registration. These registration rights are subject to further conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration.

Indemnification Matters

We have entered into indemnification agreements with each of our directors. The form of indemnification agreement provides that we will indemnify our directors for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law, our certificate of incorporation and our by-laws.

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breach of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty to us, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred by reason of their corporate status. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, to officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors’ and officers’ insurance will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

Provisions of Our Certificate of Incorporation and By-laws that May Have Anti-takeover Effects

The provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchase to participate in a business combination transaction with us or to elect a new director to our board.

Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delaying the removal of, incumbent directors, and simultaneously gaining control of the board by filling vacancies created by such removal with its own nominees.

Director Vacancies and Removal. Our certificate of incorporation and by-laws provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least 75% of the shares then entitled to vote in an election of directors.

No Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Special Meetings of Stockholders. Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our board of directors. Our certificate of incorporation and by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals. Our by-laws include advance notice in writing and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our secretary at our principal executive offices not later than the close of business on the 90th day prior to the scheduled date of such annual meeting or earlier than the 120th day before the first anniversary of the preceding year’s annual meeting.

Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote (and a majority of outstanding shares of each class entitled to vote thereon as a class) with respect to such amendment, except that any amendment to the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation or by-laws must be approved by at least 75% of the outstanding shares entitled to vote and at least 75% of the outstanding shares of each class entitled to vote thereon as a class with respect to such amendment.

Amendment of By-laws. Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal.

Shareholder Rights Plan

On October 8, 2002, our board of directors adopted a shareholder rights plan, or Rights Plan, as set forth in a shareholder rights agreement between us and our transfer agent, Continental Stock Transfer & Trust Co., as rights agent. Pursuant to the Rights Plan, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock to shareholders of record as of October 9, 2002. The preferred stock rights will trade with, and not apart from, our common stock unless certain prescribed triggering events occur. The Rights Plan was designed and implemented to enhance the ability of our board of directors to protect shareholder interests and to ensure that shareholders receive fair treatment in the event of any coercive takeover attempt. The Rights Plan, however, may act to discourage takeover attempts, including those that particular stockholders may deem in their best interests.

Statutory Business Combination Provision

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•
before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon the closing of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•
following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period.

Trading on the Nasdaq National Market System

Our common stock is currently quoted on the Nasdaq National Market under the symbol “DOVP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures and common stock into which the Debentures are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who hold the Debentures and any shares of common stock into which the Debentures are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the U.S.;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the Debentures as a position in a hedging transaction, “straddle,”“conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the Debentures or common stock under the constructive sale provisions of the Code.

In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships which hold the Debentures or common stock should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Debentures. Certain consequences to “non-U.S. holders” of the Debentures are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a Debenture that is:

•	an individual citizen or resident of the U.S.;

•
a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, or partnership or other entity taxable as a partnership for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

In general, subject to the discussion below concerning backup withholding:

Interest

You must include interest paid on the Debentures as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest, the debt instrument could be subject to special rules that apply to “contingent payment debt instruments”. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the debt instrument and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of the debt instrument before the resolution of the contingencies. In certain circumstances, you could receive payments in excess of stated principal or interest on our Debentures. For example, if we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts in the manner described in the section “Description of the Debentures — Registration Rights of Holders of Debentures.” Based on our belief that the possibility for us to make such additional payments is “remote,” we do not believe that the Debentures should be treated as contingent payment debt instruments because of these potential additional payments.

This determination will be binding on you unless you explicitly disclose on a statement attached to your timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the Debenture that your determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the timing and character of your income from the Debentures may be different than described herein. If you are considering the purchase of Debentures, you should consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the Debentures.

Market Discount

If you acquire a Debenture other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than ¼ of one percent of the principal amount of the Debenture at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, you are required to treat any gain on the sale, exchange, retirement or other disposition of a Debenture as ordinary income to the extent of the accrued market discount that has not previously been included in income pursuant to an election to include market discount in income on a current basis. If you dispose of a Debenture that has accrued market discount in a nonrecognition transaction in which you receive property the basis of which is determined in whole or in part by reference to the basis of the Debenture, the accrued market discount is generally not includible in income at the time of such transaction. Instead, the accrued market discount attaches to the property received in the nonrecognition transaction and is recognized as ordinary income upon the disposition of such property. Such nonrecognition transaction should include the conversion of a Debenture for our shares of common stock. In general, the amount of market discount that has accrued is determined on a ratable basis taking into account the period from the date you acquired the Debenture up to its maturity date, by allocating an equal amount of market discount to each day of every accrual period. You may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. If you elect to include market discount in income on a current basis, any such election applies to all debt instruments you acquire on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, your tax basis in the Debentures will be increased by the amount of market discount included in income. Unless you elect to include market discount in income as it accrues, you may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry Debentures with market discount.

Amortizable Bond Premium

If you purchase a Debenture at a price that exceeds the principal amount of the Debenture, the amount of the difference is referred to as “bond premium” for U.S. Federal income tax purposes. You may elect to amortize the bond premium against interest payable on the Debenture, except to the extent that the bond premium is attributable to the conversion feature of the Debenture. In addition, any bond premium in excess of the interest payable on the Debenture may be deductible over the term of the debenture, subject to limitations. If you elect to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the Debenture is held. The amortized bond premium would reduce your tax basis in the Debenture. Any such election applies to all fully taxable bonds held by you at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, you must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal amounts are received on the Debenture or the Debenture is sold or otherwise disposed of. Any loss resulting from taking into account such unamortized premium would generally be treated as a capital loss.

Sale, Exchange or Other Disposition of the Debentures

Upon the sale, exchange (other than a conversion into shares of our common stock) or other disposition of a Debenture, except with respect to accrued market discount as described under “—Market Discount” above, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or other disposition (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture generally will equal the cost of the Debenture (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of any amortized bond premium). Such capital gain or loss will be long-term capital gain or loss if you have held the Debenture for more than one year at the time of sale, exchange or other disposition. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced tax rate if the Debenture is held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Debentures

You generally will not recognize any income, gain or loss upon conversion of a Debenture into shares of our common stock except with respect to cash received in lieu of a fractional share of common stock and except to the extent of the fair market value of common stock received with respect to accrued interest which will be taxable as ordinary income. Your aggregate tax basis in the shares of common stock received on conversion of a Debenture will be the same as your aggregate tax basis in the Debenture at the time of conversion (reduced by any basis allocable to a fractional share interest for which you received cash and increased by the amount of income recognized with respect to accrued interest), and the holding period for such shares received on conversion will generally include the holding period of the Debenture converted, except that the holding period of any common stock received with respect to accrued interest will commence on the date after the conversion.

You will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the holder’s tax basis in such fractional share. This gain or loss should be capital gain or loss and should be taxable as described under “—Sale, Exchange or Other Disposition of the Debentures,” above.

Adjustments to the Conversion Rate

The conversion rate of the Debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat you as having received a constructive distribution, resulting in ordinary income to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interests of the holders of Debentures in our assets or earnings and profits, whether or not such holder ever exercises its conversion privilege. Therefore, you may recognize income in the event of a deemed distribution even though you may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion rate of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of outstanding common stock generally will be treated as a taxable distribution to such holders to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution. It is unclear whether any constructive distribution would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by non-corporate holders. It is also unclear whether a corporate holder would be entitled to claim the dividends received deduction with respect to a constructive dividend.

Dividends

Distributions, if any, paid on the common stock, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in your gross income as dividends taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) when received. In general, dividends paid to a non-corporate holder in taxable years beginning before January 1, 2009 are taxable at a maximum rate of 15% provided that such holder (i) holds the shares for more than 60 days during the 121 day period beginning 60 days before the ex-dividend date and (ii) meets other holding period requirements. To the extent, if any, that a you receive distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing your basis in the shares of common stock. Any distributions in excess of your basis in the shares of common stock generally will be treated as capital gains.

Sale, Exchange or Redemption of Common Stock

Upon the sale, exchange or redemption of our common stock, except with respect to accrued market discount attached to common stock as described under “—Market Discount” above, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or redemption and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. In general, the maximum U.S. federal income tax rate for non-corporate taxpayers is currently 15% for long-term capital gains that are recognized before January 1, 2009 and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum tax rate of 35%. Your adjusted tax basis and holding period in common stock received upon a conversion of a Debenture are determined as discussed above under “—Conversion of the Debentures.” The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

We are required to furnish to the record holders of the Debentures and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to payments of interest on the Debentures and dividends on the common stock and the amount of tax withheld, if any, with respect to such payments.

You may be subject to backup withholding at a rate currently of 28% with respect to interest paid on the Debentures, dividends paid on the common stock or with respect to proceeds received from a disposition of the Debentures or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and (i) you fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) we are notified by the IRS that you have furnished an incorrect TIN; (iii) we are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) you fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the Debentures. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Debentures that is not a U.S. holder.

In general, subject to the discussion below concerning backup withholding:

Interest

You will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the Debentures, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•
you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your Debentures through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the Debentures, unless you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the Debenture is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. In addition, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us in order to obtain the benefit of a withholding tax exemption.

If you are engaged in a trade or business in the U.S. and interest on a Debenture is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax at the regular U.S. federal income tax rates applicable to U.S. persons on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

A non-U.S. holder of a Debenture that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Sale, Exchange or Other Disposition of the Debentures or Common Stock

Any gain realized by you on the sale, exchange or other disposition of a Debenture (except with respect to accrued and unpaid interest, which would be taxable as described above under “—Interest”) or a share of common stock, including gain attributable to accrued market discount, generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition and certain conditions are met; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the Debentures and/or our common stock.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the U.S. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the Debentures or the common stock.

We do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly, indirectly or constructively, (i) Debentures with a fair market value of five percent or less of any class of our common stock determined at the time of any acquisition of Debentures, and/or (ii) at all times during the applicable period, five percent or less of any class of our common stock, provided in each case such class of our common stock was regularly traded on an established securities market.

Conversion of the Debentures

You generally will not recognize any income, gain or loss on the conversion of a Debenture into common stock. To the extent you receive cash upon conversion of a Debenture, you generally would be subject to the rules described under “—Consequences to Non-U.S. Holders—Sale, Exchange or Other Disposition of the Debentures or Common Stock” above.

Dividends

In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the Debentures, see “—Consequences to U.S. Holders—Adjustments to the Conversion Rate” above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. In case of a constructive dividend arising from a conversion rate adjustment, we may withhold the relevant amount from interest or principal of the Debenture. Dividends that are effectively connected with your conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax at the regular U.S. federal income tax rates applicable to U.S. persons on a net income basis and are exempt from the 30% (or treaty-reduced) withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the U.S., you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder any interest or dividend that is subject to U.S. federal withholding tax, or that is exempt from U.S. federal withholding tax pursuant to a tax treaty, or that is a payment of portfolio interest, or that is trade or business income. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

Generally, information reporting and backup withholding at a current rate of 28% may apply to payments made by us or any agent of ours to non-U.S. holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a U.S. person. The payment of proceeds from your disposition of Debentures or common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from your disposition of Debentures or common stock to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that you are not a U.S. person and the broker has no knowledge to the contrary, or you establish an exemption. For this purpose, a “U.S-related person” is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the U.S. or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of your disposition of Debentures or common stock by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which you reside.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the requisite procedures are followed.

The preceding discussion of certain U.S. federal income tax consequences is intended for general information only and does not constitute tax advice. Accordingly, you should consult your own tax adviser as to particular tax consequences of purchasing, holding and disposing of the Debentures and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

We originally issued the Debentures in a private placement to the initial purchasers in December 2004 and January 2005. The initial purchasers resold the Debentures to purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act of 1933. Selling securityholders may offer and sell the Debentures and the underlying common stock pursuant to this prospectus.

The following table sets forth information with respect to the selling securityholders and the respective principal amounts of Debentures and shares of common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. None of the selling securityholders listed below has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except for Citigroup Global Markets Inc., which was the sole book runner for the above private placement. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the Debentures or the shares of common stock offered by this prospectus, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by the selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of any of these securities since the date on which they provided us information regarding their holdings, in transactions which are exempt from the registration requirements of the Securities Act.

Accordingly, the term “selling securityholders” as used in this prospectus means those persons listed in the table below, as well as their transferees, pledgees, donees and/or successors. Information about the selling securityholders may change over time. Any updated information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

Name	Principal Amount of Debentures Beneficially Owned that May Be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Issuable upon Conversion of the Debentures that May Be Sold (1)(2)
Linden Capital LP	$5,150,000	6.44%	226,373
Polaris Vega Fund L.P.	$600,000	0.75%	26,373
Sunrise Partners Limited Partnership (3)	$10,000,000	12.50%	439,560
Lord Abbett Investment Trust - LA Convertible Fund (4)	$1,425,000	1.78%	62,637
Vermont Mutual Insurance Company (5)	$75,000	0.09%	3,296
ING Convertible Fund	$1,920,000	2.40%	84,395
ING VP Convertible Portfolio	$80,000	0.10%	3,516
Highbridge International LLC (6)	$7,000,000	8.75%	307,692
Citigroup Global Markets Inc.	$8,050,000	10.06%	353,845
KBC Financial Products USA Inc. (7)	$200,000	0.25%	8,791
Tenor Opportunity Master Fund Ltd.	$1,750,000	2.19%	76,923
S.A.C. Arbitrage Fund, LLC (8)	$2,750,000	3.44%	120,879

FrontPoint Convertible Arbitrage Fund, L.P. (9)	$3,000,000	3.75%	131,868
Nations Convertible Securities Fund	$2,500,000	3.13%	109,890
JMG Capital Partners, LP (10)	$1,000,000	1.25%	43,956
DKR SoundShore Strategic Holding Fund Ltd. (11)	$500,000	0.63%	21,978
Oppenheimer Convertible Securities Fund (12)	$2,000,000	2.50%	87,912
Harbert Convertible Arbitrage Master Fund, Ltd.	$3,500,000	4.38%	153,846
Privilege Portfolio SICAV	$3,500,000	4.38%	153,846
JP Morgan Securities Inc. (13)	$3,500,000	4.38%	153,846
Any other holder of Debentures or future transferee, pledgee, donee or successor of any holder (14)	$21,500,000	26.88%	945,054
TOTAL	$80,000,000	100%	3,516,483

(1)
Assumes conversion of all of the holder’s Debentures at the initial conversion rate of 43.9560 shares per $1,000 principal amount of the Debentures (representing an initial conversion price of approximately $22.75 per share of common stock). However, this conversion price will be subject to adjustment as described in the section entitled “Description of the Debentures” of this prospectus. As a result, the amount of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(2)
Except as noted below, in the case of each selling securityholder, the percentage of our shares of common stock that will be beneficially owned by such selling securityholder after conversion of such holder’s Debentures will be less than one percent (1%) of our outstanding common stock. This calculation is based on 21,462,628 shares of our common stock outstanding as of December 31, 2004. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s Debentures, but we did not assume the conversion of any other holder’s Debentures, and we included any shares reported by the selling securityholder as being beneficially owned by such holder in addition to the registrable shares (see footnotes 3, 8 and 13 below). The following selling securityholders would beneficially own the percentage of shares noted below following conversion of the Debentures: Linden Capital LP, 1.04%; Sunrise Partners Limited Partnership, 2.01%; Citigroup Global Markets Inc., 1.62%; and Highbridge International LLC, 1.41%.

(3)
As of the date of the selling securityholder’s questionnaire, the selling securityholder beneficially owned 1,188 shares of common stock in addition to the registrable securities indicated in the table.

(4)	The following natural person has voting and investment power over the registrable securities: Maren Lindstrom.

(5)	The following natural person has voting and investment power over the registrable securities: Maren Lindstrom.

(6)
The following natural persons have voting and investment power over the registrable securities: Glenn Dubon and Henry Swieca as principals of Highbridge Capital Management, which is the trading advisor of Highbridge International LLC.

(7)
The following natural person has voting and investment power over the registrable securities: Luke Edwards, the Managing Director of KBC Financial Products USA Inc., exercises voting and investment power over the registrable securities on behalf of KBC Financial Products USA Inc.

(8)
As of the date of the selling securityholder’s questionnaire, the selling securityholder beneficially owned 81,400 shares of common stock in addition to the registrable securities indicated in the table. S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC share all voting and investment power over the registrable securities pursuant to investment agreements. Steven A. Cohen controls both entities.

(9)
FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the registrable securities. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee.

(10)
JMG Capital Management, LLC, an investment adviser registered with the SEC, is the general partner of JMG Capital Partners, L.P. and, as such, has voting and dispositive power over the registrable securities. JMG Capital Management, Inc. and Asset Alliance Holding Corp. own the equity interests of JMG Capital Management, LLC. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over the registrable securities.

(11)
DKR Capital Partners L.P. is a registered investment adviser with the SEC and as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. DKR Capital Partners L.P. has retained certain portfolio managers to act as the portfolio manager to DKR SoundShore Strategic Holding Fund Ltd. and as such, DKR Capital Partners L.P. and certain portfolio managers share dispositive and voting power over the registrable securities. Manan Rawal has trading authority over the registrable securities.

(12)	The following natural person has voting and investment power over the registrable securities: Ted Everett, Portfolio Manager.

(13)	As of the date of the selling securityholder’s questionnaire, the selling securityholder beneficially owned 83 shares of common stock in addition to the registrable securities indicated in the table.

(14)
We are unable to provide the names of certain holders of the Debentures and our common stock issuable upon conversion of the Debentures as of the date of this prospectus because they have not provided us with information and their Debentures are evidenced by a global note that has been deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee. Information about such other selling securityholders will be set forth in prospectus supplements from time to time, if required. In order to foot correctly, 7 shares representing aggregrate fractional shares eliminated from listed selling securityholders have been included in the third column.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the Debentures and the underlying common stock offered by this prospectus. The Debentures and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•
through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying common stock.

In no event may such method(s) of distribution take the form of an underwritten offering of the Debentures and the underlying common stock without the prior agreement of DOV Pharmaceutical, Inc.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Debentures and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Debentures and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the Debentures and the underlying common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Debentures and the underlying common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Debentures and the underlying common stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market. A selling securityholder may pledge or grant a security interest in some or all of the Debentures and the underlying common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Debentures and the underlying common stock from time to time pursuant to this prospectus. The selling securityholders also may transfer and donate shares in other circumstances in which case their transferees, donees, pledgees or other successors in interest will be selling securityholders for purposes of this prospectus.

In connection with sales of the Debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the Debentures and underlying common stock and deliver Debentures and underlying common stock to close out short positions, or loan or pledge Debentures and underlying common stock to broker-dealers that in turn may sell the Debentures and underlying common stock.

To our knowledge, as of the date of this prospectus, there are no plans, arrangements or understandings between any selling securityholder listed above under “Selling Securityholders” and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the underlying common stock by the selling securityholder. Selling securityholders may sell any or all of the Debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Debentures and the underlying common stock by other means not described in this prospectus.

There can be no assurance that any selling securityholder will sell any or all of the Debentures or underlying common stock pursuant to this prospectus. In addition, any Debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol “DOVP.” We do not intend to apply for listing of the Debentures on any securities exchange or for quotation through Nasdaq. Accordingly, we cannot assure you that the Debentures will be liquid or that any trading market for the Debentures will develop.

The selling securityholders and any other person participating in such distribution will be subject to the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), which may limit the timing of purchases and sales of any of the Debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying common stock to engage in market-making activities with respect to the particular Debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and the underlying common stock.

Under interpretations of the SEC, any selling securityholder who is a “broker-dealer” will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act with respect to the securities they are offering for resale under this prospectus. To our knowledge, the following selling securityholders are registered broker-dealers: Citigroup Global Markets Inc., JP Morgan Securities Inc. and KBC Financial Products USA Inc. Other than with respect to the initial purchasers, these securityholders purchased their Debentures in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities by these securityholders. To our knowledge, none of the selling securityholders who are affiliates of broker-dealers purchased the Debentures outside the ordinary course of business or, at the time of the purchase of the Debentures, had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, DOV Pharmaceutical, Inc. has agreed under certain circumstances to indemnify and hold harmless the selling securityholders against certain liabilities. The selling securityholders are obligated under the registration rights agreement, under certain circumstances, to indemnify and hold harmless certain persons set forth therein against certain liabilities.

We have agreed to pay all expenses incurred in connection with the registration of the Debentures and underlying common stock and reimburse the selling securityholders for the reasonable fees and disbursements of one firm or counsel to act as counsel in connection with the registration. The selling securityholders will bear their individual selling expenses, including commissions and discounts and transfer taxes.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts and New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of DOV Pharmaceutical, Inc. incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of DOV (Bermuda), Ltd. as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, and the period from inception (January 21, 1999) through December 31, 2002 incorporated by reference to the DOV Pharmaceutical, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$80,000,000

2.50% Convertible Subordinated Debentures due 2025

and the Common Stock Issuable upon Conversion of the Debentures

____________________

PROSPECTUS
May 9, 2005
____________________

$80,000,000

2.50% Convertible Subordinated Debentures due 2025

and the Common Stock Issuable upon Conversion of the Debentures

____________________

PROSPECTUS SUPPLEMENT

June 20, 2005
____________________

$80,000,000

2.50% Convertible Subordinated Debentures due 2025

and the Common Stock Issuable upon Conversion of the Debentures

____________________

PROSPECTUS SUPPLEMENT

July 22, 2005
____________________